J.S. OSBORN, P.C.
                          CERTIFIED PUBLIC ACCOUNTANT
                         17430 CAMPBELL ROAD, SUITE 114
                              DALLAS, TEXAS 75252
                         972-735-0033 FAX 972-735-0035
                        ===============================
                               josborn@jsocpa.com


                                  May 22, 2003




U.S. Securities and Exchange Commission
450 Fifth Street NW
Washington, DC 20549

RE:  American Leisure holdings, Inc.-formerly FreewillPC.com, Inc.
     CIK:  0001124197
     FID:  75-287711

Dear Sir or Madam:

On May 21, 2003 I was notified that I have been terminated as the Company's independent auditor effective September 4, 2002.

Please be advised that I have not provided any services since the audit report dated April 15, 2002 for the year ended December 31, 2001 and for the period June 13, 2000 (date of inception) to December 31, 2000 audited financial statements. I did not consult with the company, review, nor audit any interim period financials through the effective date of my termination and up to and including the date of this letter.

Pursuant to regulation S-K item 304(3), there is no disagreement or reportable event to be disclosed. I have read the Form 8-K provided to me by the Company and find no disagreement with its contents as it relates to J.S. Osborn, P.C.

Please do not hesitate to contact me if you have any questions.

                                        Sincerely,


                                        /s/  John S. Osborn
                                        -------------------
                                             John S. Osborn

JSO/dcj
Cc:  American Leisure Holdings, Inc.